Exhibit 99.1

enherent Corp. and Dynax Solutions Agree to Merge

For Immediate Release

Windsor, CT (October 12, 2004) – IT professional services firms enherent Corp. (OTCBB: ENHT, www.enherent.com) and Dynax Solutions, Inc. (www.dynax.com) today announced they have entered into a definitive merger agreement to combine in a stock-for-stock exchange.  Post-merger, former shareholders of Dynax Solutions would own approximately 50% of the common stock of enherent on a fully diluted basis.

The merged companies will operate under the enherent name and offer business solutions and IT staffing services.  After the merger, enherent will have over 220 IT professionals servicing Fortune 1000 and mid-market clients throughout the Northeast and South.  Combined revenues of the companies were approximately $29MM for the twelve-month period ending June 30, 2004.

The Boards of Directors of both firms have unanimously approved the merger.  The enherent Board approved the merger following the recommendation of a special committee of non-interested directors.  The transaction is subject to various conditions contained in the merger documents, including stockholder approval.

“I believe that this combination will create a powerful regional firm with critical mass that will have the ability to leverage a comprehensive portfolio of services and solutions,” said Doug Catalano, Chairman, Chief Executive Officer and President of enherent.  “Our cultures, values and operating styles are strikingly similar which will facilitate merging our operations.”

There is little overlap in the respective companies’ client bases or geographic presence.  Furthermore, management of the two companies believe that the merger will:

•                  Increase critical mass and visibility

•                  Improve profitability through reductions in redundant operating expenses

•                  Facilitate increased leverage from strategic partnerships

•                  Create movement of business toward a higher margin mix of professional staffing and IT solutions

•                  Allow cross-selling of services and solutions to a larger collective customer base

•                  Increase geographic reach

“Dynax and enherent currently share a common vision about the importance of delivering financial performance and stockholder value,” said Pamela Fredette, Chief Executive Officer and President of Dynax.  “This combination will greatly enhance our ability to deliver on our vision.”

Following consummation of the merger, Pamela Fredette will serve as Chairman, Chief Executive Officer and President of enherent.  Doug Catalano will continue to serve as a member of the Board, and Doug Mellinger will continue to serve as Vice Chairman of the Board.  Executives of both firms will serve on the management team of the combined firm.

Additional Information and Where to Find It

The proposed transaction will be submitted to enherent’s stockholders and Dynax’s stockholders for their consideration, and enherent will file with the SEC a joint proxy statement/prospectus to be used to solicit stockholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction.  enherent and Dynax stockholders are urged to read the joint proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the joint proxy statement, as well as other filings containing information about enherent, at the SEC’s Internet site (http://www.sec.gov).  Copies of the joint proxy statement and the SEC filings that will be incorporated by reference in the joint proxy statement will also be provided to stockholders, without charge, by directing a request to:  enherent Corp., 80 Lamberton Road, Windsor, CT 06095, Attention:  Investor Relations, or by telephone at (860) 687-2237, or by email to dgreen@enherent.com.

About enherent

enherent Corp. (OTCBB:ENHT) is an IT Professional Services Firm, providing its clients with staffing and consultative resources, either on a temporary or permanent basis, and solutions outsourcing involving software development or IT operations.  enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration.  enherent customers can be found in many different industry segments, from the Fortune 500 to middle-market enterprises.  The company, headquartered outside Hartford, Connecticut, operates throughout the northeastern and southern United States and has sales locations in Connecticut and the New York/New Jersey area.  For more information visit www.enherent.com.

About Dynax

Dynax Solutions, Inc. is headquartered in New York.  Dynax provides IT staffing of individuals and teams, and solutions related to integration services, network and security services, and application services to the public and commercial markets.  Dynax delivers innovative, value driven solutions and services to its clients by using its industry knowledge and technical expertise to advance the client’s business imperatives.  Dynax has several strategic partnerships which represent an indirect sales channel to enhance demand generation.  Dynax has been an IBM Business Partner in the Small and Middle Business (SMB) Market for the past 12 years.  Dynax has sales locations in New York City, Long Island, NY, North Carolina and Washington, DC.   For more information, visit www.dynax.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions.  Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties.  Such risks and uncertainties include, but are not limited to, future demand for the Company’s services; general economic, market and business conditions; stockholder approval of the proposed merger; anticipated benefits of the proposed merger; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K.  The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

fnorvell@enherent.com

(860) 687 – 2215

Lori Stanley

Dynax Solutions, Inc.

Lstanley@dynax.com

(212) 331-8633